Exhibit 10.1

August 25, 2023

Mr. David Lunin

Subject: Offer Letter

Dear David:

On behalf of Calumet GP, LLC I am pleased to extend to you this offer to join us as the Executive Vice President, CFO Designate. You will be located at our Indianapolis, Indiana location and will report to Todd Borgmann, CEO. Your start date will be September 11, 2023.

Your starting annual salary will be $475,000.

Effective upon your start date, you will be eligible to participate in the Calumet Annual Bonus Plan with a bonus target of 100% of your annual base salary. If minimum financial metrics are met, it would pay at 50% of your base salary and at its maximum, it would pay at 150% of your base annual salary. If actual performance falls between the various levels (between minimum and target for instance), the annual bonus award will be prorated, up to the maximum potential award. Your 2023 award shall be pro-rated.

You will receive a one-time sign on bonus of 20,000 phantom units under the provisions of the Calumet GP, LLC Amended and Restated Long Term Incentive Plan, which will be subject to the approval of the Board of Directors. These units shall vest on the third anniversary of your start date. If you leave employment with Calumet prior to the vesting date those phantom units will not vest.

Effective upon your start date, you will also be eligible to participate in the Calumet GP, LLC Amended and Restated Long Term Incentive Plan with a target of 80% of your annual base salary. If minimum financial metrics are met, it would pay at 40% of your base salary and at its maximum, it would pay at 120% of your base annual salary in equivalent units. Any award under the Plan will take into consideration your individual contribution as well as the achievement of Company financial targets.

Should the Company not meet its minimum financial target, no awards will be issued under the Plan. Your 2023 award will not be pro-rated.

You will be eligible for Calumet’s Change in Control policy subject to the Board of Directors determining a Change in Control event has occurred.

As a salaried, exempt full-time employee you will be eligible for all benefits currently available to full- time employees of Calumet, including the Group Health Care plan, Life and AD&D Insurance, Long- Term Disability Income Insurance, Retirement Savings Plan, which has a current Company match of 100% on the first 4% employee contribution and then 50% on the next 2% employee contribution.

Effective upon your start date, you will also be eligible for the Calumet Deferred Compensation Plan with its match. For every $1 you contribute from your tax deferred bonus, the Company contributes a match of 33%, which is subject to the vesting provisions of the Plan.

Your vacation time off eligibility is 160 hours, which will be prorated for 2023.

Calumet GP, LLC is an at-will employer. Calumet does not offer tenured or guaranteed employment. Either Calumet or the employee can terminate the employment relationship at any time, with or without cause, with or without notice.

Please note that consistent with Calumet’s policy, this offer of employment is contingent upon:

●	Satisfactory results of a drug and alcohol screening that we will arrange for you
●	Satisfactory results of a routine background check
●	Proof of authorization to work and proof of identity in compliance with terms of the Federal Immigration Reform and Control Act. (I-9)
●	Execution of all applicable employment agreements and consent to Calumet Policies

Failure or refusal to submit to or satisfactorily complete these requirements will result in rescinding this offer of employment. If you are in agreement with the terms of this offer of employment, please sign this offer letter and return it to me within the next five (5) calendar days.

I am pleased to have you join the Calumet team and look forward to working with you. Please call me with any questions.

Sincerely,

Date: August 25, 2023	By:	/s/ Todd Borgmann
Todd Borgmann
Chief Executive Officer

By signing and dating this letter David Lunin accepts this job offer.

Date: August 28, 2023	By:	/s/ David A. Lunin
David A. Lunin